EXHIBIT 3.9

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                         ULTRADATA SYSTEMS, INCORPORATED


      The undersigned, Chief Executive Officer of Ultradata Systems, Incorporated (the "Corporation"), does hereby certify as follows:

      FIRST: The name of the corporation is:

                         ULTRADATA SYSTEMS, INCORPORATED

      SECOND: The certificate of incorporation of the Corporation is hereby amended by replacing the Article numbered "III", in its entirety, with the following:

      "III: The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.01. The second class of stock shall be Preferred Stock, par value $0.01. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

      The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

          Class           Par Value           Authorized Shares
          -----           ---------           -----------------
          Common            $0.01                 50,000,000
          Preferred         $0.01                  5,000,000
                                               -------------
          Totals:                                 55,000,000"

      THIRD: The amendment of the certificate of incorporation herein certified has been duly adopted at a meeting of the Corporation's Board of Directors and stockholders holding a majority of the outstanding shares of common stock of the Corporation in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.


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      IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment of the Corporation's Certificate of Incorporation to be signed by Monte Ross, its Chief Executive Officer, this 15th day of June, 2005.

                                                 ULTRADATA SYSTEMS, INCORPORATED


                                                 By: /s/Monte Ross
                                                   -----------------------------
                                                   Monte Ross
                                                   Chief Executive Officer



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